EXHIBIT (c)(5)

Valuation Presentation October 31, 2008 I N V E S T M E N T B A N K I N G G R O U P PROJECT dickens

Section Introduction 1 Valuation Metrics 2 Exhibits Comparable Company Group Profiles 1 Comparable Transaction Profiles 2 Janney Montgomery Scott LLC 3 Table of Contents Disclaimer: Janney Montgomery Scott LLC prohibits its employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a rating or price target, as consideration or inducement for the receipt of business or for compensation.

Introduction

Introduction Headquartered in Gardena, California, Dickens provides information technology hardware and software products and services. On July 9, 2008, the Company sold a majority interest (80.5%) of its wholly-owned subsidiary, En Pointe Global Services ("EPGS") to Allied Digital Services Limited ("ADSL"), a publicly traded company on the Bombay Stock Exchange, for (i) $10 million in cash and (ii) 745,000 shares of ADSL's restricted stock. In connection with the sale of EPGS, the Company transferred a majority of its information technology services business, including related employees and contracts, so that Dickens currently operates primarily as a value-added reseller of computer hardware and software products. As a basis for discussing valuation, the following pages in this introduction summarize the Company's historical and projected financial performance. The pro forma historical data for Dickens was prepared to reflect the sale of 80.5% of the Services business. The projected financial data for Dickens was prepared by the Company. Janney has assumed the projections were reasonably prepared on bases reflecting the best currently available estimates, and is not opining as to the reasonableness of Dicken's projections.

Historical Income Statement - Actual Sales have been relatively flat over the past several years, although down over 10% in 2008. Gross profit margin has increased in recent years, driven by the services segment. Operating expenses were materially higher in 2008, primarily for wage-related reasons, together with above average reserves and provisions. As a result, the Company in 2008 experienced a material operating loss after several years of modest operating income. COMMENTARY (1) Reflects nine months of reported results and three months of internal results

One-Year Stock Price Performance $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 Oct-07 Dec-07 Feb-08 Apr-08 Jun-08 Aug-08 Oct-08 Price ($) 0.00 0.02 0.04 0.06 0.08 0.10 0.12 0.14 0.16 0.18 Volume (000's)

Relative Stock Price Performance Note: Peer Group consists of: GTSI, NSIT, MALL, PCCC, PMRY

Historical and Projected Income Statement - Pro Forma 2007 and 2008 pro forma analysis was prepared as if the sale of 80.5% of the Services business occurred on October 1, 2006. Product sales are expected to decline in 2009 due to substantial pressure on customers to reduce their IT budget in the current recessionary economy, then grow in following years. Gross margin is projected at 14% in 2009, significantly above 2008, and at the high end of the range experienced by competitors. COMMENTARY

Calculation of Pro Forma Adjustments - 2007 & 2008 Revenues (Sources: 10-K, 10-Q's) Includes 100% of product revenues Includes 100% of service revenues from subsidiaries (Ovex Tech, PBPO, En Pointe India) Cost of Sales (Sources: 10-K, 10-Q's) Includes 100% of product costs Includes 100% of service costs from subsidiaries (Ovex Tech, PBPO, En Pointe India) Operating Expenses (Sources: 10-K, 10-Q's, Company schedules) S&M Products - includes 100% of S&M Products and Software expenses S&M Services - includes 100% of S&M expenses from subsidiaries (Ovex Tech, PBPO, En Pointe India) G&A - includes 100% of Products and Software G&A plus 19.5% of Services G&A Depreciation and Amortization (Sources: 10-K, 10-Q's) PF 2007 Adjustment: Reduction of D&A to $2 million to reflect sale of services business PF 2008 Adjustments (Source: Company) Special A/R Provision: -$2.385M Legal Settlement: -$0.875M Special Tax Provisions: -$1.050M Sale Related Expenses: -$2.579M Total $6.889M

Additional Considerations Allied Digital Services Ltd. (ADSL) Equity Investment: Stock has devalued substantially from July 9, 2008 (closing date of transaction - Rs. 904 / share) to current (Rs. 300 / share) Exchange rate has declined from Rs. 42 / Dollar to Rs. 50 / Dollar As a result, the value of ADSL stock has declined from over $14 million to under $5 million The stock is restricted for 1 year, and trades less than 1,000 shares per day, which equates to over 3 years to liquidate 745,000 shares in the open market (and puts further downward pressure on the stock price). Factors pressuring business: Declining revenue due to pressure on customers given the current state of the economy Margin contraction due to pricing and payment term negotiations with customers May have to incur $2 million write-off in respect to land investment in Pakistan, or commit additional funds Revenue at risk

Valuation Metrics

In valuing a company, reference is often made to three widely accepted valuation methodologies: Comparable Company Analysis - analyzes the financial and stock market performance of comparable publicly traded companies. Comparable Transaction Analysis - calculates the multiples and premiums at which comparable mergers and acquisitions have taken place. Discounted Cash Flow Analysis - determines a company's ability to generate future free cash flow. These three methodologies are applied, as appropriate, to a company's historical and projected financial results. In addition, in public transactions, reference is also made to an analysis of the premium paid over the recent trading range of the target's stock. The results of these analyses provide the principal support for a valuation; however, other factors and analyses are considered, including ones not purely mathematical in nature. Introduction to Valuation Methodologies

Comparable Company Analysis

Comparable company analysis looks at the financial and stock market performance of comparable publicly traded companies. Through reference to various earnings, cash flow and balance sheet multiples, it is possible to "imply" a composite reference valuation range. Comparable company analysis is therefore important. The selection of appropriate comparable companies is often a difficult task. However, we believe that the following companies represent an appropriate comparable company group for the Company. GTSI Insight Enterprises PC Connection PC Mall Pomeroy IT Systems Profiles of the comparable companies are included in this presentation as Exhibit 1. Comparable Company Analysis

Summary Values and Multiples The group's multiples reflect the current pressure on IT budgets, as well as their modest gross profit and operating margins. Each of the companies has experienced a substantial decline in stock price over the past year.

Comparable Company Implied Share Price Although revenue multiples are not key determinants, they do provide one view of value. 2008 Revenue: $266,728 An analysis of Enterprise Value based on 2008 and 2009 multiples leads to negative equity valuations; in other words, the Company is viewed as worth less than its outstanding net debt. 2009P EBITDA: $836

Comparable Transaction Analysis

Comparable transaction analysis is conducted in much the same way as the comparable company analysis, but makes reference to comparable mergers and acquisitions. Comparable transaction analysis attempts to identify what "multiples" acquirors have been willing to pay in comparable transactions. Data from completed transactions must be evaluated in the context of the market conditions prevailing at the time of acquisition and then adjusted to reflect current market conditions. Comparable transactions are particularly meaningful when evaluating 100% disposition, or acquisition, of controlling or strategic stakes. We have limited our analysis to deals announced in 2008 as we believe the drastically different economic conditions has made the usefulness of the data from earlier deals limited at best. Set forth on the following pages are comparable transactions for which some amount of valuation data was available. Comparable Transaction Analysis

Comparable Transaction Analysis There are a limited number of relevant comparable transactions, i.e. recent acquisitions of companies with businesses similar to Dickens.

Comparable Transactions Implied Share Price As with revenue, multiplying the Company's projected 2009 EBITDA by a range of multiples derived from the comparable transactions' 2008 multiples results in negative or marginal equity values. 2009 EBITDA: $836 thousand If current results (i.e. EBITDA of $836 thousand) are referenced, even the use of multiples that are clearly above market (e.g. 11.8x) results in a very modest per share value.

Comparable Transactions "Normalized" EBITDA Implied Price Multiplying a "target", or "normalized" EBITDA of $3 million by the comparable transaction multiples results in a valuation not entirely dependant on the current severely depressed results. Normalized EBITDA: $3.0 million Multiplying a "normalized" EBITDA of $3 million by current "market" multiples provides another point of reference. Normalized EBITDA: $3.0 million

Discounted Cash Flow Analysis

Discounted cash flow ("DCF") analysis values a company's ability to generate future free cash flow. A DCF analysis involves the development of a model to project the income statement and free cash flows of the Company. Projections are usually made for a period of four to six years and the resulting cash flows are discounted, at an appropriate rate, to present value. Dickens provided projections for the years 2009 through 2011 and Janney estimated 2012 and 2013. The terminal value is also discounted to present value and serves as a proxy for the annuity represented by the continuing free cash flow of the business. The result is the net present value of cash flows to all providers of capital. In general, a range of discount rates and a range of exit multiples are used to calculate a range of values. The value from a DCF analysis should be close to the intrinsic value of the company since it does not include the benefit of synergies that may be available to a strategic buyer. Discounted Cash Flow Analysis

Discounted Cash Flow: Calculation of Cash Flows

Discounted Cash Flow: Share Price Calculation

Discounted Cash Flow: Sensitivity Analysis

Discounted Cash Flow: Calculation of WACC

Premiums Paid Analysis

Premiums Paid Analysis A premiums paid analysis is designed to provide an overview of premiums paid above trading prices of the target companies (prior to announcement of a transaction). We considered 28 transactions announced during 2008 with deal values between $20 million and $75 million, excluding targets in the financial, insurance and real estate industries.

Premiums Paid Analysis

Implied Valuation Summary

Implied Valuation Summary (1) COMPARABLE COMPANY ANALYSIS DCF Median Premiums M&A TRANSACTION ANALYSIS STANDARD MULTIPLES (1) Because of restrictions and illiquidity, excludes value of ADSL stock. Assuming liquidity, stock would represent $0.25 - $0.50 value per share.

Comparable Company Group Profiles

Comparable Company Group Profiles

Comparable Company Group Profiles

Comparable Company Group Profiles

Comparable Company Group Profiles

Comparable Company Group Profiles

Comparable Transaction Profiles

Comparable Transaction Profiles (in millions)

Comparable Transaction Profiles (in millions)

Janney Montgomery Scott LLC

Janney Montgomery Scott Janney history dates to 1832 Holds second oldest continuously operated membership on the NYSE Owned by Penn Mutual Life, one of the largest mutual insurers in the U.S., with assets of over $15 billion Among the largest regional investment firms 2007 revenue in excess of $500 million Firm capital of approximately $300 million Over 120 professionals in investment banking, equity research, institutional sales, and debt and equity trading Balanced equity research and investment banking Large-cap and mid-cap companies in traditional industries Small-cap growth companies in emerging industries Mission of building an institutionally-oriented equity capital markets effort leveraging the organization's strengths, while reflecting its values Established Strong Balanced Focused

Firm-Wide Team Effort Institutional Sales & Trading Liaison to the institutional community with responsibility for marketing a company's story and providing feedback on how the story is being received. Equity Syndicate Coordinate the sales function of equity offerings within Janney's retail and institutional sales system as well as with co-managers. Investment Banking Work with a company to develop and execute a focused transaction strategy and to make available Janney's comprehensive resources. Equity Research Provide written research on a company. Produce daily, monthly and quarterly updates. Provide opportunity to raise profile with institutional and retail clients. Private Client Group Access point for marketing a company to individual retail investors. Market Making Maintain a steady market for our clients' stocks. Janney makes a market in over 200 securities and is one of the leading traders in its underwriting clients' stocks. A "Firm-Wide Team Effort" allows us to leverage the expertise of all of our professionals. CLIENT

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Technology and Business Services Transactions

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strategic financing led by
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The undersigned acted as sole placement agent for this transaction
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The undersigned acted as financial advisor for this transaction
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The undersigned acted as co-manager for this transaction
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The undersigned provided a fairness opinion for this transaction
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The undersigned acted as financial advisor for this transaction
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The undersigned acted as placement agent for this transaction
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The undersigned acted as financial advisor for this transaction
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The undersigned acted as co-manager for this transaction
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KANBAY
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The undersigned acted as financial advisor for this transaction
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The undersigned acted as financial advisor for this transaction
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The undersigned acted as co-manager for this transaction
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ACTUATE
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has acquired
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The undersigned acted as financial advisor for this transaction
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